Exhibit 10.51



February 10, 1998

Ken Holbrook
6635 Wellesley Terrace
Clarkston MI  48346

RE:  POSITION WITH LUND INTERNATIONAL HOLDINGS, INC.

Dear Ken:

As per our recent discussion, Lund International Holdings, Inc. is offering you the position of Vice President of Sales. This correspondence sets out the terms of our offer to you, except for the terms of our employee handbook, which reflect policies and procedures of the Company, are subject to change, and apply to you.

If the terms offered in this letter are acceptable to you, please sign the letter at the bottom. We hope that you will accept our offer and look forward to making you part of our management team.

POSITION: Vice President of Sales, which includes all sales functions for Lund International Holdings, Inc. and all of its subsidiaries and divisions. Under the current organizational structure, you will perform duties as directed by, and report to, the Chief Operating Officer of the Company. The Company reserves the right to add to or modify the job responsibilities commensurate with the position of Vice President of Sales.

EFFECTIVE EMPLOYMENT START DATE:            March 1, 1998

BASE SALARY:               $150,000 on an annual basis

BONUS: You will be eligible for any bonus plan offered by the Company and will be in the forty percent (40%) bonus bracket for the current Short Term Incentive Plan for 1998. Lund International Holdings, Inc. reserves the right to change the bonus plan at the end of any plan year as applied to the following or next plan year. Also, each bonus plan will be evaluated for any particular year, and it is understood that future bonus plans have not been adopted and have yet to be determined or approved. However, you will be eligible for any bonus plan offered to others senior executives who are in an equivalent position with the Company.

BENEFITS: You are entitled to all benefits offered to other senior managers who are in an equivalent position with the Company. In addition, you will receive the special medical coverage, "Exec-u-care", provided to you as a member of the Senior Management Team.

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STOCK OPTION PLAN: After you are hired, you are eligible for a total of Forty
Thousand (40,000) stock options of Lund International Holdings, Inc., at the "fair market value", as defined in the plan, with Eight Thousand (8,000) vesting on the anniversary date of your first full year of employment, and Eight Thousand (8,000) vesting on your successive anniversary dates of employment thereafter, until all options have vested. You must be employed on each anniversary date with no break in service for the stock options to vest. The stock options are subject to our employee incentive stock option plan and will be issued according to its terms. A copy of the Company's employee incentive stock option plan is included.

VACATIONS: You will be eligible for a three (3) week paid vacation, accruing according to the Company's vacation benefits.

RELOCATION EXPENSES: You will be eligible for the Company's relocation program, as modified from time to time by the Company. All reimbursed relocation expenses will be "grossed up" on your year-end W-2 statement. A copy of the Company's relocation policy has been provided to you.

AUTOMOBILE: During your term of employment with the Company, you will be provided with a late model light truck or sport utility vehicle for your use at Company expense, but the lease reimbursement amount to be made by the Company will not exceed Six Hundred Dollars ($600.00) per month.

In the position of Vice President of Sales, you will be provided with confidential, trade secret, and/or proprietary information of Lund International Holdings, Inc., and its subsidiaries, whether actually merged or not, which includes Lund Industries, Incorporated and/or any company acquired by Lund International Holdings, Inc. or its subsidiaries (collectively referred to in this letter as the "Company"). This includes, but is not limited to, the following confidential, trade secret and/or proprietary information:

         1. Sales activities, sales records, sales histories and/or how sales have developed or changed in a particular geographical area or market or for a particular product; customer lists and/or vendor lists; and

         2. The quantity of products purchased from the Company by its customers and the prices paid, the Company's purchasing activities, advertising and promotional activities, past and present, potential sales and/or markets, market strategies; and

         3. Products' specifications, materials, costs; development of new products; inventions, modifications of current products, and information pertaining to all aspects of the Company's research and development; and

         4. The quantity of various products purchased from the Company and/or the product mix as they relate to overall sales of all products and/or a particular product; and

         5. The reasons for the use by the Company of certain methods of attachment of its products to the vehicles; manufacturing processes

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                  and/or costs and/or time and/or labor studies; the products'
                  designs, dimensions, and tolerances; and

         6. The quantity of materials purchased from suppliers and/or the reason for the use of certain materials; and

         7.       Shipping methods, pricing, profit margins per products; and

         8. The financial information which is not made public in the Company's press releases, quarterly reports, Securities and Exchange Filings and/or the Company's annual reports; and

         9. Information concerning the Company's management, financial conditions, financial operations, purchasing activities, marketing plans, strategic plans, information systems, communication systems, planning activities, operational activities and plans, investor relations activities, interdepartmental communication or operational communication activities and business plans; and

         10. All other types and categories of information which are generally understood by persons involved in the automotive industry and any manufacturing operations to be trade secrets, and/or confidential information and/or proprietary information.

You agree that you will not disclose or use at any time, only as limited by law, in any manner any confidential trade secret and/or proprietary information as defined in this letter, or elsewhere, or subsequently revealed to you to be confidential, a trade secret or proprietary information.

You agree in the event your employment with the Company is terminated, whether voluntarily or otherwise, that you, for a period of one (1) year from the date of termination of your employment, shall not engage or participate in (whether as an employee, shareholder, owner, officer, director, partner, consultant, advisor, principal, agent, or in any other capacity) any business which engages in the invention, design, development, marketing, and/or selling, and/or manufacturing of products competitive with those which are then listed in the Company's current catalogs or marketing materials, and/or such products which the Company has, in the preceding one (1) year before your termination, or at your termination from employment, under design, development, modification, alteration, or purchase from another company, or for which conception has occurred.

You further agree that you will not, for a period of one (1) year from the date of your termination of employment with the Company, whether voluntarily or otherwise, engage in or participate in, in any capacity, the solicitation of or the attempt to solicit any product designer, supplier, customer and/or manufacturer of the Company's that you have had contact with for the two (2) years preceding your termination from employment.

You also agree that for a period of one (1) year from your termination from employment with the Company, whether voluntarily or otherwise, that you will not hire or offer to hire

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any of the Company's directors, officers, employees, and/or agents, or attempt to and/or entice them to discontinue their relationship with the Company, and/or attempt to divert and/or divert any product designer, customer, manufacturer or supplier of the Company's.

Your obligations under this covenant not to compete shall apply to any geographical area in which the Company has engaged in business before and during your employment through production, operations, promotional, sales or marketing activities, or has otherwise established its good will, business reputation, or any product designer or customer or supplier relations, during the two (2) years preceding your termination from employment.

These confidentiality and non-compete terms of this agreement extend beyond the termination of your employment and shall continue in full force and effect after the termination of your employment or this agreement. You agree to always keep confidential and to not use any trade secret and/or proprietary information, as limited by applicable law.

You agree that at the time of your termination of employment with the Company, that you will promptly deliver to the Company all confidential, trade secret, or proprietary information and all Company property, equipment and materials.

This agreement refers to Lund International Holdings, Inc. and its subsidiaries, because you will be privy to all operations of Lund International Holdings, Inc. and its subsidiaries' confidential information, operations and trade secret or proprietary information.

If you accept Lund International Holdings, Inc.'s offer of employment, you understand that it is not for a particular time period, and that either you or Lund International Holdings, Inc. may terminate the employment relationship at any time for any reason or no reason. This agreement is not to be interpreted as an agreement for continued employment, because either party may terminate it at any time. In the event you are terminated without cause, you shall be paid, exclusive of any bonuses or other remuneration, nine (9) months of your base salary effective on the date of termination, if you sign a full and complete release of all claims against the Company. However, you will not be entitled in any way to nine (9) months of your base salary, if you voluntarily terminate your employment with the Company or you are terminated for cause, or you decline to execute the full and final release.

It is Lund International Holdings, Inc.'s understanding that you are not subject to any agreements or restrictions arising out of any prior employment or consulting relationship, and that by accepting this offer of employment, you will not be breaching or violating any other obligations. If any breach of a prior obligation occurs, Lund reserves the right to withdraw this employment offer.

This agreement may be severed, if any portion is determined to be unenforceable or void, with the other terms remaining in full force and effect. Also, this agreement will be interpreted under the laws of the State of Minnesota and the United States of America, and is binding on the parties, their heirs, successors, personal representative and assigns. This agreement supersedes and revokes or voids all other offers, or

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agreements, oral or written made by Lund International Holdings, Inc. regarding any position with Lund International Holdings, Inc. or any of its subsidiaries.

Please accept our offer for the position of Vice President of Sales by executing this agreement at the bottom. Thank you for your time and interest in employment with Lund International Holdings, Inc. Please feel free to call me at your convenience if you have any questions. I look forward to your response in the very near future.

Sincerely,



/s/ William J. McMahon
William J. McMahon
Chief Executive Officer


Accepted by:   /s/ Kenneth L. Holbrook
               Kenneth L. Holbrook

Dated:         _______________________

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POLICY/PROCEDURE

Process:        Employee Transfer/Relocation Expenses
Policy No.:     HR0008
Revision No.:   1
Date            8/20/97
Authorization


1.0      OBJECTIVE

         To provide assistance to an employee when transferred.

2.0      SCOPE

         The area senior manager secures approval from the CEO prior to any relocation. The Human Resources Department coordinates activities. Accounting is provided a budget from the area senior manager and Human Resources. This policy applies to any transfers when the distance is greater than 100 miles.

3.0      POLICY

         3.1 The company pays a seller's customary closing costs in the case of a home sale.

         3.2 The company pays a customary Realtor's fee in the case of a home sale.

         3.3 The company pays reasonable moving expenses including packaging and unpackaging of household goods. The moving company is contracted for by the company.

         3.4 The company pays for reasonable temporary housing up to three months duration.

         3.5 The company pays a meal per diem of $25 while the employee is provided temporary housing.

         3.6 The company provides for two visits per month to the employee's home at the company's expense.

         3.7 The company provides for two home buying/rental trips for the employee and spouse at the company's expense.

         3.8 The company provides up to 1% in loan commitment fees when the employee purchases a home.

         3.9 The company provides a bridge loan under certain circumstances and at current market rates to assist an employee in the purchase of a home.

         3.10 The company provides a flat payment of 2% of base annual salary for incidental moving and relocation expenses paid at closing or equivalent time.